EXHIBIT 21.1

                           Subsidiaries of the Company


Accom Europe Ltd.
Accom Asia-Pacific
Accom Virtual Studio, Inc.
Accom Virtual Studio (Germany) GmbH
ELSET Electronic-Set GmbH
Accom International, Inc.

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